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                                                                    EXHIBIT 2(a)


                              AGREEMENT OF MERGER

         AGREEMENT OF MERGER ("Merger Agreement") dated as of May 6, 1994 by and between OHM CORPORATION, a Delaware corporation ("OHM DELAWARE") and OHM CORPORATION, an Ohio corporation ("OHM OHIO"). OHM DELAWARE and OHM OHIO are hereinafter sometimes collectively referred to as the "Constituent Corporations."

         The authorized capital stock of OHM OHIO consists of 750 shares of common stock, par value $0.10 per share, and all shares issued and outstanding are owned by OHM Delaware. At the Effective Time (as defined in Section 1.07 hereof) the authorized capital stock of OHM OHIO will consist of Fifty Million (50,000,000) shares of common stock, par value $0.10, One Million (1,000,000) shares of Class A Preferred Stock and One Million (1,000,000) shares of Class B Preferred Stock.

         OHM DELAWARE, as the sole shareholder of OHM OHIO, desires to effect a merger of OHM DELAWARE with and into OHM OHIO pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the General Corporation Law of the State of Ohio (the "OGCL").

         The respective Boards of Directors of OHM DELAWARE and OHM OHIO have determined that it is advisable and in the best interests of each corporation that OHM DELAWARE merge with and into OHM OHIO upon the terms and subject to the conditions herein provided.

         The Board of Directors of OHM OHIO has, by resolution duly adopted, approved this Merger Agreement and directed that it be exercised by the undersigned officers.

         The Board of Directors of OHM DELAWARE has, by resolution duly adopted, approved this Merger Agreement and directed that it be executed by the undersigned officers and that it be submitted to a vote of the stockholders of OHM DELAWARE.

         In consideration of the mutual agreements herein contained, the parties agree that OHM DELAWARE shall be merged with and into OHM OHIO and that the terms and conditions of the merger, the mode of carrying the merger into effect, the manner of converting the shares of Constituent Corporations and certain other provisions relating thereto shall be as hereinafter set forth.


                                   ARTICLE I

                                   THE MERGER

         1.01 Surviving Corporation. Subject to the terms and provisions of this Merger Agreement, and in accordance with the DGCL and the OGCL, at the Effective Time (as defined in Section 1.07 hereof) OHM DELAWARE shall be merged with and into OHM OHIO (the "Merger"). OHM OHIO shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger and shall continue its corporate existence under the laws of the State of Ohio. At the Effective Time, the separate corporate existence of OHM DELAWARE shall cease.

         1.02 Effect of the Merger. At the Effective Time, the Merger shall have the effects provided for herein and in Section 1701.82 of the OGCL and
 Section  259 of the DGCL.





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         1.03    Articles of Incorporation.  As of the Effective Time, the
Articles of Incorporation of OHM OHIO, as in effect immediately prior to the Effective Time, shall be amended and replaced in their entirety by the Amended and Restated Articles of Incorporation attached hereto as Annex 1 which Amended and Restated Articles of Incorporation will become, at the Effective Time, the Articles of Incorporation of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof and applicable law.

         1.04 Regulations. As of the Effective Time, the Regulations of OHM OHIO, as in effect immediately prior to the Effective Time, shall be amended and replaced in their entirety by the Regulations attached hereto as Annex 2 which Regulations will become, at the Effective Time, the Regulations of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the provisions thereof, the Articles of Incorporation of the Surviving Corporation and applicable law.

         1.05 Directors of the Surviving Corporation. At the Effective Time, each person who is a director of OHM DELAWARE immediately prior to the Effective Time shall become a director of the Surviving Corporation and each such person shall serve as a director of the Surviving Corporation for the balance of the term for which such person was elected a director of OHM DELAWARE and until his successor is duly elected and qualified in the manner provided in the Regulations or the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law or until his earlier death, resignation or removal in the manner provided in the Regulations or the Articles of Incorporation of the Surviving Corporation or as otherwise provided by law. OHM OHIO shall secure the resignation as director, effective as of the Effective Time, of each person who is a director of OHM OHIO immediately prior to the Effective Time.

         1.06 Officers of the Surviving Corporation. At the Effective Time, each person who is an officer of OHM DELAWARE immediately prior to the Effective Time shall become an officer of the Surviving Corporation with each such person to hold the same office in the Surviving Corporation, in accordance with the Regulations thereof, as he held in OHM DELAWARE immediately prior to the Effective Time. OHM OHIO shall secure the resignation, effective as of the Effective Time, of each person who is an officer of OHM OHIO immediately prior to the Effective Time, except such officers who hold the same positions with OHM OHIO as they do in OHM DELAWARE.

         1.07 Effective Time. The Merger shall become effective in accordance with the provisions of Section 1701.81 of the OGCL and Section 253 of the DGCL, upon the later to occur of (a) completion of the filing of a certificate of merger with the Secretary of State of the State of Ohio, and (b) the filing of a certificate of ownership and merger with the Secretary of State of the State of Delaware. The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

         1.08 Cumulative Voting. At and after the Effective Time, no holder of shares of OHM OHIO will be entitled to vote cumulatively in the election of directors. The shares of common stock of OHM Delaware, par value $0.10 per share, ("Delaware Common Stock") shall continue to be publicly traded over the NYSE prior to the Effective Time and the shares of common stock of OHM OHIO, par value $0.10 per share, ("Ohio Common Stock") will be publicly traded over the New York Stock Exchange after the Effective Time.

         1.09 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of OHM DELAWARE acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purpose of this Merger Agreement, OHM DELAWARE and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of OHM DELAWARE or otherwise to take any and all such action.





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                                   ARTICLE II

                 MANNER, BASIS AND EFFECT OF CONVERTING SHARES

         2.01    Conversion of Shares.  At the Effective Time:

                 (a) Each share of "Delaware Common Stock", issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and nonassessable share of Ohio Common Stock;

                 (b) Each share of Delaware Common Stock held in the treasury of OHM DELAWARE immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of OHM DELAWARE, be converted into one fully paid and nonassessable share of Ohio Common Stock and shall be held in the treasury of the Surviving Corporation;

                 (c) Each share of Ohio Common Stock, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist.

         2.02 Effect of Conversion. At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of Delaware Common Stock ("Delaware Common Certificate") shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of Ohio Common Stock into which the shares of Delaware Common Stock represented by such certificates immediately prior to the Effective Time have been converted pursuant to Section 2.01 hereof. The registered owner of any Delaware Common Certificate outstanding immediately prior to the Effective Time, as such owner appears in the books and records of OHM DELAWARE or its transfer agent immediately prior to the Effective Time, shall, until such certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to and to receive any dividends or other distributions on the shares of Ohio Common Stock into which the shares represented by any such certificate have been converted pursuant to Section 2.01 hereof.

         2.03 Exchange of Certification. Each holder of a Delaware Common Certificate shall, upon the surrender of such certificate to OHM OHIO or its transfer agent for cancellation after the Effective Time, be entitled to receive from OHM OHIO or its transfer agent a certificate representing the number of shares of Ohio Common Stock into which the shares of Delaware Common Stock represented by such certificate have been converted pursuant to Section
2.01 hereof.

         2.04 Stock Option Plans. Each option to purchase shares of Delaware Common Stock granted under any stock option plan as to which OHM DELAWARE or any of its affiliates has assumed or incurred obligations (hereinafter collectively referred to as the "Option Plans") which is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of any such option be converted into and become an option to purchase the same number of shares of Ohio Common Stock as the number of shares of Delaware Common Stock purchasable under such option immediately prior to the Effective Time at the same option price per share and upon the same terms and subject to the same conditions as are in effect at the Effective Time. The Surviving Corporation shall reserve for purposes of the Option Plans a number of shares of Ohio Common Stock equal to the number of shares of Delaware Common Stock reserved by OHM DELAWARE for issuance under the Option Plans as of the Effective Time. As of the Effective Time, OHM OHIO hereby assumes the Option Plans and all obligations of OHM DELAWARE under the Option Plans including the outstanding options or awards or portions thereof granted or awarded pursuant thereto.





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                                  ARTICLE III

                APPROVAL; AMENDMENT; TERMINATION; MISCELLANEOUS

         3.01 Approval. This Merger Agreement shall be submitted for approval by the stockholders of OHM DELAWARE at its annual or at a special meeting of stockholders.

         3.02 Amendment. Subject to applicable law, this Merger Agreement may be amended, modified or supplemented by written agreement of the Constituent Corporations at any time prior to the Effective Time, except that after the approval contemplated by Section 3.01 hereof, there shall be no amendments that would (a) alter or change the amount or kind of shares to be received by stockholders in the Merger, (b) alter or change any term of the Articles of Incorporation or Regulations of OHM OHIO, as amended pursuant to
Section 1.03 hereof, or (c) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class of stock of either of the Constituent Corporations.

         3.03 Abandonment. At any time prior to the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either OHM OHIO or OHM DELAWARE, or both, notwithstanding approval of this Merger Agreement by the sole shareholder of OHM OHIO or the stockholders of OHM DELAWARE, or both.

         3.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and the same agreement.

         3.05 Statutory Agent in Ohio. The name and address of the statutory agent in Ohio upon whom any process, notice or demand against OHM DELAWARE or the Surviving Corporation may be served is:

                 Randall M. Walters
                 OHM CORPORATION
                 16406 U.S. Route 224 East
                 Findlay, Ohio  45840

         3.06 Designated Agent in Delaware. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of OHM DELAWARE, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, and the Surviving Corporation irrevocably appoints the Delaware Secretary of State as its agent to accept service of process in any such suit or other proceedings; a copy of such process shall be mailed by the Delaware Secretary of State to:

                 Randall M. Walters
                 OHM CORPORATION
                 16406 U.S. Route 224 East
                 Findlay, Ohio  45840





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         IN WITNESS WHEREOF, OHM DELAWARE and OHM OHIO have caused this Merger
Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                           OHM CORPORATION
ATTEST:                                    (an Ohio corporation)


By: /s/ RANDALL M. WALTERS                 By: /s/ SAMUEL H. IAPALUCCI
    -------------------------------            --------------------------------
    Randall M. Walters, Secretary              Samuel H. Iapalucci,
                                               President



                                           OHM CORPORATION
ATTEST:                                    (a Delaware corporation)


By: /s/ RANDALL M. WALTERS                 By: /s/ SAMUEL H. IAPALUCCI
    -------------------------------            --------------------------------
    Randall M. Walters, Secretary              Samuel H. Iapalucci,
                                               Vice President and
                                               Chief Financial Officer





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